EXHIBIT 12

RATIOS OF EARNINGS TO FIXED CHARGES

AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth certain information regarding our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends. Fixed charges represent interest expense, a portion of rent expense representative of interest, trust-preferred securities related expense and amortization of debt issuance costs.

(In thousands, except ratio amounts)	Year Ended December 31,
	2008	2007	2006	2005	2004
Fixed Charges:
Interest expense excluding deposits	$281,993	346,022	303,689	195,169	143,447
Portion of rents representative of an interest factor	19,093	17,994	17,182	13,871	13,528

Fixed charges excluding interest on deposits	301,086	364,016	320,871	209,040	156,975
Interest on deposits	720,260	977,352	749,708	353,737	187,195

Fixed charges including interest on deposits	$1,021,346	1,341,368	1,070,579	562,777	344,170

Fixed Charges and Preferred Stock Dividends:
Interest expense excluding deposits	$281,993	346,022	303,689	195,169	143,447
Portion of rents representative of an interest factor	19,093	17,994	17,182	13,871	13,528
Preferred stock dividend requirements	24,424	21,157	5,927	—	—

Fixed charges and preferred stock dividends excluding interest on deposits	325,511	385,173	326,798	209,040	156,975
Interest on deposits	720,260	977,352	749,708	353,737	187,195

Fixed charges and preferred stock dividends including interest on deposits	$1,045,771	1,362,525	1,076,506	562,777	344,170

Earnings:
Income from continuing operations before income taxes	$(314,698)	737,498	912,924	741,887	624,391
Equity in undistributed earnings of unconsolidated subsidiaries	(10,105)	(11,731)	(5,800)	(7,161)	(6,943)
Fixed charges excluding interest on deposits	301,086	364,016	320,871	209,040	156,975

Earnings excluding interest on deposits	(23,717)	1,089,783	1,227,995	943,766	774,423
Interest on deposits	720,260	977,352	749,708	353,737	187,195

Earnings including interest on deposits	$696,543	2,067,135	1,977,703	1,297,503	961,618

Ratio of earnings to fixed charges:
Excluding interest on deposits	(0.08)	2.99	3.83	4.51	4.93
Including interest on deposits	0.68	1.54	1.85	2.31	2.79

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	(0.07)	2.83	3.76	4.51	4.93
Including interest on deposits	0.67	1.52	1.84	2.31	2.79